Exhibit 16.1

MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

January 11, 2008

Mr. Donald Robbins
Chief Executive Officer
CSMG Technologies, Inc.
501 North Shoreline Drive
Suite 701 North
Corpus Christi, TX 78471

Dear Mr. Robbins:

Effective January 1, 2008, Michael Pollack CPA, LLC (“Pollack”) has merged into the accounting firm of KBL, LLP (“KBL”). As a result of this transaction, the client-auditor relationship between CSMG Technologies, Inc. and Pollack, an independent registered public accounting firm has ceased.

Sincerely,

/s/ Michael Pollack CPA, LLC
MICHAEL POLLACK CPA, LLC

Cc:	PCAOB Letter File Office of the Chief Accountant Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549-7561